Dyadic and The Israel Institute for Biological Research (IIBR) Expand Collaboration to Combat Emerging Diseases

Nes – Ziona, ISRAEL and JUPITER, FL / ACCESSWIRE / February 25, 2020 / Dyadic International, Inc. (''Dyadic'') (NASDAQ: DYAI), a global biotechnology company announced today that they are joining the global fight against the coronavirus outbreak by collaborating with The Israel Institute for Biological Research (“IIBR”), a governmental research institute established to provide the State of Israel with scientific response to chemical and biological threats.

IIBR will explore the potential of Dyadic's industrially proven C1 gene expression platform to express gene sequences and targets developed by IIBR into both an rVaccine candidate and monoclonal antibodies (mAbs) that may help combat the outbreak of the COVID-19 virus (Coronavirus).

The research collaboration combines IIBR’s renowned scientific capabilities and cGMP facilities with Dyadic’s patented and proprietary C1 gene expression platform known to shorten the development cycle, lower the manufacturing cost and improve the performance of vaccines and mAbs.

“Our collaboration with the IIBR is aimed at finding additional solutions to combat the COVID-19 coronavirus outbreak that threathens the lives of people in China and globally,” commented Mark A. Emalfarb, Founder and CEO of Dyadic. “There is a global need to apply new platforms and technologies that will facilitate a fast, coordinated and practical response to new infectious diseases during pandemic and epidemic outbreaks or a bioterrorist attack and we believe that Dyadic’s C1 technology is well-positioned to contribute to this global effort.”

“Certain data and results generated from this collaboration are expected to futher validate the versatility and safety of our C1 gene expression platform,” said Dr. Ronen Tchelet, Dyadic’s Chief Scientific Officer.

“The Israel Institute for Biologcal Research was assigned by the Israeli Prime minister, Mr. Benjamin Netanyahu, to act as quickly as possible to produce a vaccine and neutralizing antibodies for the Novel Coronavirus COVID-19,” said Prof. Shmuel C. Shapira, Director General of IIBR. Prof Shapira continued, “More than 50 experienced Ph.D. IIBR’s scientists are working tirelessly to produce a vaccine and neutralizing antibodies for the Novel Coronavirus COVID-19. This is a world-leading group in aspect of knowledge, experience and infrastructure. The Israel Institute for biological research was assigned to the task based on its proven professional scientific capabilities and previous successes in the field.”

About Israel Institute for Biological Research

The Israel Institute for Biological Research (IIBR) is a national center for research and development that specializes in the fields of biology, chemistry and the environmental sciences,

and aims to enhance Israel’s strengths and fortitude. IIBR recruits leading Israeli scientists and benefits from cutting edge technologies and infrastructure built to serve the topmost research and strict safety standards. IIBR capabilities, scientific achievements and decades of advanced R&D lead to national and international reputation and prestigious collaborations.

https://iibr.gov.il/Pages/home.aspx

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Myceliophthora thermophila, named C1. The C1 microorganism, which enables the development and large scale manufacture of low cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs (such as virus like particles (VLPs) and antigens), monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Additionally, and more recently, Dyadic is also beginning to explore the use of its C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of Adeno-associated viral vectors (AAV), certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. In particular, as the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers and, hopefully, improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at http://www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website at http://www.dyadic.com

Contact:

Dyadic International, Inc.
Mark Emalfarb, CEO
Phone: +1 (561) 743-8333
Email: memalfarb@dyadic.com